dc-152208

                             WELLS FARGO FUNDS TRUST
                        WELLS FARGO FUNDS MANAGEMENT, LLC
                        GALLIARD CAPITAL MANAGEMENT, INC.
                        INVESTMENT SUB-ADVISORY AGREEMENT

                                   APPENDIX A

                              Diversified Bond Fund
                             Diversified Equity Fund
                           Diversified Small Cap Fund
                              Growth Balanced Fund
                               Growth Equity Fund
                             Moderate Balanced Fund
                               Stable Income Fund
                        Strategic Growth Allocation Fund
                              Strategic Income Fund

Approved by Board of Trustees:  October 24, 2000 and December 23, 2001.

Most Recent Annual Approval Date:  August 6, 2002.


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